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Exhibit 3.16

RESTATED CERTIFICATE OF INCORPORATION OF BAYSIDE STREET II, INC.
This Certificate Is Executed And Submitted In Respect of Section 103 of
The General Corporation Law Of The State Of Delaware (the "Law")

        IT IS HEREBY CERTIFIED THAT:

          1.     The present name of the corporation is Bayside Street II, Inc. (the "Corporation"), which is the name under which the Corporation was originally incorporated.

          2.     March 6, 2000 is the date on which the Corporation's original certificate of incorporation (the "Certificate") was originally filed with the Delaware Secretary Of State (the "Secretary").

          3.     Duly acting in accordance with Section 103(a)(1), 241(b), and 245 of the Law, the sole incorporator of the Corporation hereby petitions the Secretary to accept this instrument for filing and to thereby effect the sole incorporator's amendment of the Certificate as hereby presented.

          4.     As so amended, the Certificate shall hereupon (a) be referenced as the Restated Certificate Of Incorporation Of Bayside Street II, Inc., and (b) be restated to read in its entirety as follows:

ARTICLE I:
Name

        The name of the corporation is Bayside Street II, Inc. (the "Corporation").

ARTICLE II:
Office

        The address of the Corporation's registered office is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent at such office is The Corporation Trust Company.

ARTICLE III:
Purposes

        The Corporation is formed to:

          (a)   acquire title to, hold leasehold interests in, lease (or sublease) to other parties, and/or directly or indirectly operate (i) nursing homes, (ii) assisted-living residences, (iii) continuing-care facilities and/or (iv) similar businesses, and

          (b)   engage in all activities and undertakings reasonably appropriate to the achievement of, or otherwise related to, any and all such commercial goals.

ARTICLE IV:
Capital

1. GENERALLY

        The authorized capital stock of the Corporation includes (a) 1,000 shares of Common Stock ("C-Shares"), with each share having a par value of one cent, and (b) 1,000 shares of Preferred Stock ("P-Shares"), with each share having a par value of ten dollars. The Corporation has not received payment for its Stock. The relative rights, preferences and limitations of the shares of each class is as follows:

2. PREFERRED

        The board of directors of the Corporation (the "Board") is, subject to the following sentence, authorized at any time and from time to time to provide for the issuance of P-Shares in one or more series with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions as shall be expressed in the resolution establishing such series and providing for the issuance of such series adopted by the Board. Notwithstanding any contrary provision of this Restated Certificate of Incorporation (this "Certificate"), however, (i) no holder of any P-Shares shall be entitled to vote the P-Shares held by him or her on any issue presented to the Corporation's shareholders (the "Shareholders") or to any one or more classes or sub-classes of the Shareholders (except to the extent, if any, that the issue voted upon entitles the holder of P-Shares to so participate as a matter of nonwaivable right guaranteed by the Law), and (ii) no series of P-Shares shall be exchangeable or convertible into any C-Shares. Subject to the foregoing sentence, the authorizing resolution creating the series of P-Shares may, inter alia, include:

          (a)   the designation and number of shares of such series,

          (b)   the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class or classes of capital stock, and whether such dividends shall be cumulative or noncumulative,

          (c)   whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms thereof,

          (d)   the terms of any sinking fund provided for the redemption of the shares of such series,

          (e)   whether the shares of such series shall be convertible into or exchangeable for other securities of the Corporation or of any other corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms of such conversion or exchange, and

          (f)    the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than the case of involuntary dissolution.

        The powers, preferences and relative rights of each series of P-Shares, and the qualifications or restrictions, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of P-Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends shall cumulate. Any P-Shares that are issued and reacquired, including shares redeemed by purchase, will have the status of authorized and unissued P-Shares, and may be reissued as a part of the series of which they were originally a part or may be reclassified into, and reissued as part of, any new series.

3. COMMON

        Except as otherwise required by law or by this Certificate, each holder of C-Shares shall have one vote for each C-Share on all matters to be voted upon by the holders of Corporation capital stock. Subject to any preferential dividend rights applicable to P-Shares, and subject to any applicable requirements with respect to the setting aside of sums for purchase of, redemption of or sinking funds for, P-Shares, the holders of C-Shares shall be entitled to receive, to the extent permitted by the Law, such dividends as may be declared from time to time by the Board. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of C-Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any P-Shares shall be entitled, to share ratably in the remaining net assets of the Corporation or the proceeds thereof.

ARTICLE V:
Liability

        No member of the Board shall be liable to the Corporation or Shareholders for monetary damages for breach of fiduciary duty as a director. However, the foregoing sentence shall neither eliminate nor limit the liability of a director for any (a) breach of his or her duty of loyalty to the Corporation or shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) a violation of Section 174 of the Law, or (d) a transaction from which he or she derived an improper personal benefit. No amendment or repeal of this Article V shall affect the liability of any director for any act or omission preceding such amendment or repeal.

ARTICLE VI:
Indemnity

        Any person, his heirs or personal representative made (or threatened to be made) a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, because he is or was a director or officer of the Corporation or serves or served any other corporation or other enterprise in any capacity at the request of the Corporation, shall be indemnified by the Corporation, and the Corporation may advance his related expenses to the full extent permitted by the Law. In discharging his duty, any director or officer, when acting in good faith, may rely upon information, opinions, reports or statements (including financial statements) that are prepared or presented by (a) one or more officers or employees of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, (b) counsel, public accountants or other persons as to matters that the director or officer believes to be within that person's professional expert competence, or (c) in the case of a director, a committee of the Board upon which he does not serve, duly designated according to law, as to matters within its designated authority, if the director reasonably believes that the committee is competent. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which all benefited persons may be entitled. The Corporation may buy insurance for the purpose of indemnifying such persons, which may be for the benefit of all directors, officers or employees.

ARTICLE VII:
Incorporator

        The sole incorporator is Stuart D. Logan, and his address is 1577 North Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304.

        The undersigned, being the Corporation's sole incorporator, and acting in conformity with Section 103(a)(1) of the Law, hereby executes this Restated Certificate on this sixth day of March 2000.

/s/ STUART D. LOGAN Stuart D. Logan, Incorporator

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RESTATED CERTIFICATE OF INCORPORATION OF BAYSIDE STREET II, INC. This Certificate Is Executed And Submitted In Respect of Section 103 of The General Corporation Law Of The State Of Delaware (the "Law")
ARTICLE I: Name
ARTICLE II: Office
ARTICLE III: Purposes
ARTICLE IV: Capital 1. GENERALLY
2. PREFERRED
3. COMMON
ARTICLE V: Liability
ARTICLE VI: Indemnity
ARTICLE VII: Incorporator